Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-194502) on Form S-8 of our report dated June 1, 2023, relating to the consolidated financial statements and supplemental schedule of the WaterStone Bank SSB 401(k) Plan which appears in this Form 11-K of for the year ended December 31, 2022.

/s/ WIPFLI LLP

Milwaukee, Wisconsin

June 1, 2023